DSW Inc. Announces Management Changes

COLUMBUS, Ohio, January 29, 2015 /PRNewswire/ -- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced the promotion of several key executives today. These changes will be effective on February 2, 2015.

Mike MacDonald, President and Chief Executive Officer, commented “These changes are being made to strengthen the company’s organization, establish a single pyramid in charge of all customer touch points, increase bench strength, and balance workload in those parts of the organization that are undergoing significant change. We remain committed to delivering a differentiated customer experience and we believe these changes will help ensure that goal.”

Carrie McDermott, currently Executive Vice President, Sales and Operations, will be appointed Executive Vice President and Chief Operating Officer. Ms. McDermott has been at DSW for more than eight years. An important objective of our omni-channel work is to provide our customers a seamless experience across all touch points. Ms. McDermott, in addition to her current responsibilities for Stores, DSW.com site operations, and the Shoephoria call center, will assume the responsibility for Marketing. With this change Ms. McDermott will be able to ensure a consistent customer experience for customers shopping in stores or online, for customers interacting with the Shoephoria Center, and for customers receiving our marketing messages.

Bill Jordan, currently Executive Vice President and General Counsel, will be appointed Executive Vice President and Chief Administrative Officer. In his nine years with DSW, Mr. Jordan has taken on increasing responsibilities and has demonstrated strong management skills over a diverse group of functions, including Legal, Real Estate, and Human Resources. He now adds Information Technology to his portfolio of responsibilities.

Roger Rawlins, Executive Vice President, Omni-Channel will be appointed Executive Vice President and Chief Innovation Officer. In his nine years at DSW, Mr. Rawlins has served as Controller, General Manager of DSW.com, and most recently has led our omni-channel initiative. Omni-Channel is a function that is driving changes into the business operations of the Company to conform to the rapidly changing expectations of customers. Given the importance of innovation-led growth, the Company is renaming the omni-channel team the Innovation Office. The scope of the new Innovation Office will be expanded to include strategic planning, innovation, and project implementation.

Harris Mustafa, Executive Vice President, Supply Chain, will be appointed Executive Vice President and Chief Supply Chain Officer. Mr. Mustafa has been at DSW for more than eight years. The scope of the Supply Chain function continues to evolve as a part of our omni-channel initiative. The Company has recently begun implementation of its assortment planning system, consolidated the stores and .com planning and buying functions, and is continuing to invest in its distribution and fulfillment capabilities.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of January 29, 2015, DSW operates 431 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 372 locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com.

Source: DSW Inc.

Contact:

Christina Cheng
Senior Director for Investor Relations
investorrelations@dswinc.com